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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

          Date of report (Date of Earliest Event Reported): May 2, 1997


                          UNITED PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its Charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

0-25006                                   13-3103494
Commission File Number          I.R.S Employer Identification

                               4867 North Broadway
                               Knoxville, TN 37918

                    (Address of Principal Executive Offices)

                                 423 - 688-0582
              (Registrant's Telephone number, including area code)



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Item - 202(a)(2)

                  As previously reported, during the period from May 8, 1996 through October 17, 1997, the Company sold 13 Convertible Debentures (the "Debentures") pursuant to an exemption from Registration afforded by Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Debentures have a maturity of two years. The aggregate face value of the Debentures was $27,500,000 with net proceeds to the Company of approximately $20,631,500 before expenses of $2,890,000. Debentures with a face value of $14,200,000 bear interest at the rate of 7% per annum. The balance of the Debentures bear interest at the rate of 6% per annum. The Debentures are convertible into shares of the Company's common stock at a price equal to the average of the closing bid price of the Company's common stock for the five trading days immediately preceding the submission of a Notice of Conversion. Subsequent to the sales of the Debentures, the market price of the Company's common stock deteriorated rapidly and dropped to approximately fifty cents ($.50) per share from a price of approximately Five ($5.00) Dollars per share.

                  Disputes arose between the Company and the purchasers of the Debentures with regard to the role played by the Debenture Holders in causing the drop in the price of the Company's stock in violation of the terms of the Debentures. As a result of this dispute, the Company refused to accept and act upon Notices of Conversion received from many of the Debenture Holders.

                  After several months of negotiations among the Company and these Debenture Holders, an agreement was entered into with holders of $16,822,400 of Debentures (the "Agreement") effective April 30, 1997.

                  The Agreement provided, among other things, for the exchange of $9,750,000 worth of Debentures into 8,775 shares of Preferred Stock, Series A of the Company (the "Preferred Stock" or "Preferred Shares"), after a reduction of 10% in the face amount of the Debentures. The Preferred Stock will pay a cumulative dividend of eighteen (18%) percent for a period of one year. Thereafter, at the option of the preferred shareholder, the dividend shall either be reduced to seven (7%) for the second year or, a preferred shareholder, at his option, may surrender to the Company ten percent of the preferred stock and continue to receive a dividend of eighteen (18%) percent. At the option of the Company, dividends may be paid in cash or in the Company's common stock.

                  Preferred shareholders shall have voting rights equal to those which they would have if they converted their preferred shares to common stock at the then conversion price, provided,


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however, that no preferred shareholder or group of affiliated preferred shareholders may, at any time, vote more than 4.99% of the total of the stock entitled to vote.

                  Commencing July 1, 1997, one thirteenth of the Preferred Stock may be converted each month on a cumulative basis. The conversion price shall be the lesser of $3.00 or the the average closing bid price for the five trading days prior to conversion. Notwithstanding the foregoing, the minimum conversion price for the first three months commencing July 7, 1997 shall be the greater of $2.50 per share or two-thirds of the average of the closing bid prices for the prior month. For the next three months, the minimum conversion price shall be the greater of $2.00 per share or two-thirds of the average of the closing bid prices for the prior month. For the next three months, the minimum conversion price shall be the greater of $1.50 per share or two thirds of the average of the closing bid prices for the prior month. Thereafter, the minimum conversion price shall be the greater of $1.00 or two-thirds of the average of the closing bid price for the prior month.


                  The Preferred Shares may be automoatically converted by the Company by notice given between October 1, 1999 and October 10, 1999 at a price equal to the average of the closing bid prices for the five trading days prior to the giving of the notice.

                  Each Preferred Share shall have liquidation rights equal to $1,000 and shall have preference over common shareholders and junior preferred shareholders.

                  The Company may redeem the Preferred Shares at any time upon payment of the liquidation price together with any accrued dividends.

Item - 202(a)(4)

                  The Company's Charter provides for a staggered Board of Directors with three classes, one class to be elected each year for a period of three years; removal of a director for any reason requires the vote of the holders of 70% of the voting power of all shares entitled to vote; numerous provisions of the Charter may not be amended, repealed or altered except by the vote of the holders of at least 75% of the voting power of all shares entitled to vote.

                  The Agreement provides that the Preferred Shareholders shall vote their shares for the continuation of current management and shall not participate in any proxy contests so long as the Company is not in default with respect to any of the provisions of the Agreement, the Preferred Shares or the Debentures.

Item - 202(b)(1)

                  The Agreement provides that the holders of $3,454,511 of

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the Debentures shall receive in their place amended convertible debentures
("Amended Debentures") in a face amount equal to 90% of the face amount of the old Debentures. The maturity date of the Amended Debentures is September 1, 1999.

                  The interest rate on the Amended Debentures is 18% for one year and thereafter 7%, provided, however, that the Amended Debenture holders shall have the option at the end of one year to surrender to the Company, for no consideration, 10% of their Amended Debentures and to receive interest of 18% on the remaining Amended Debentures. At the option of the Company, interest may be paid in cash or common stock.

                  The Amended Debentures are convertible into shares of the Company's common stock commencing August 1, 1998 at the rate of one-fifth per month. The conversion price shall be the lesser of $3.00 or the average of the closing bid prices for the Company's common stock for the five trading days preceding the notice of conversion, provided, however, that the minimum conversion price shall be the greater of $1.00 per share or two-thirds of the average of the closing bid price for the prior month.

                  The Company may redeem the Amended Debentures at any time upon payment of the face amount of the Amended Debenture together with accrued interest.

Item - 202(b)(2)

                  No Amended Debenture holder or affiliated group of Amended Debenture holders may convert their Amended Debentures to common stock to the extent that such conversion would cause them to own more than 4.99 percent of the Company's outstanding common stock.

                  The Amended Debenture holders have agreed to vote any common stock acquired by them to continue current management so long as no event of default, as defined in the Agreement, has occurred.


Item 5 - Other Events

                  One of the Debenture Holders has subscribed for $666,666 worth of new debentures to be issued pursuant to Regulation S. The purchase price for these new debentures is $500,000. These funds are to be used by the Company for working capital purposes. These debentures are convertible under the same terms and conditions as the Amended Debentures.

                  As part of the Agreement, Debentures with a face amount of $623,200, together with shares issue in payment of interest accrued through April 30,1997 were converted to common stock at a price of $.50 per share.

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         The following documents are filed herewith

                  Exhibit Number and Description

                  10.11 Agreement between the Company and Debenture Holders

                  dated April 30, 1997.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be authorized on its behalf by the undersigned duly authorized.

Dated: May 12, 1997

                                            United Petroleum Corporation


                                            By: L. Douglas Keene, Jr.
                                               -------------------------------
                                                 L. Douglas Keene, Jr.
                                                 Executive Vice President


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